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                                                                      EXHIBIT 11
QMS, INC. AND SUBSIDIARIES
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)


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(in thousands, except per share amounts)        October 2,           October 3,        September 27,
                                                   1998                 1997               1996
                                                -----------          ----------        -------------
Net Income (Loss)                                $  1,825            $(26,122)           $  4,253
                                                 ========            ========            ========

Shares used in this computation:
 Weighted average common shares
  outstanding (basic)                              10,697              10,696              10,681

 Shares applicable to stock options, net
  of shares assumed to be purchased
  from proceeds at average market                     190                   0                  41
                                                 --------            --------            --------

Total diluted shares                               10,887              10,696              10,722
                                                 ========            ========            ========


Earnings (loss) per common share,
 Basic and diluted:
  Net income (loss)                               $  0.17              ($2.44)            $  0.40

 Weighted average number of shares
 used in computing earnings per share:
  Basic                                            10,697              10,696              10,681
  Diluted                                          10,887              10,696              10,722
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